Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 2011 NET INCOME OF $5 MILLION

KAPALUA, Hawaii, March 1, 2012 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $5.1 million, or $0.27 per share, for 2011.  This compares to net income of $24.8 million, or $1.99 per share, for 2010.  Net income for 2011 includes a $15.1 million gain from the sale of the Kapalua Bay Golf Course.  Net income for 2010 includes a $26.7 million gain from the sale of the Kapalua Plantation Golf Course and a $16.6 million gain from the termination of postretirement health and life insurance benefits.

Revenues for 2011 were $14.5 million compared to $23.1 million for 2010.  Revenues for 2010 included $7.9 million of real estate sales.

For the fourth quarter of 2011, the Company reported a net loss of $3.5 million or ($0.19) per share, compared to net income of $12.0 million or $0.65 per share for the fourth quarter of 2010.  Revenues for the fourth quarter of 2011 were $3.5 million compared to $9.9 million for the fourth quarter of 2010.

“MLP achieved several major accomplishments in 2011 as we continued our restructuring efforts,” stated Warren H. Haruki, Chairman and CEO.  “We simplified our business model by exiting our non-core businesses, we resolved significant legacy issues, and significantly reduced our operating cash burn. Also, thanks to the Maui County Council, we secured the entitlements for our Pulelehua project near the Kapalua Airport. Although we still face significant challenges, our team remains committed to managing and caring of our Maui lands for the benefit of our various stakeholders.”

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2011 operating results will be available on our Form 10-K filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,400 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Years Ended December 31,
	2011	2010
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Sales	$—	$7,850
Commissions	1,070	1,461
Leasing	5,144	4,994
Utilities	3,418	3,254
Resort amenities and other	4,910	5,496
Total Operating Revenues	14,542	23,055

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	—	1,480
Other	1,060	1,567
Leasing	2,956	3,109
Utilities	2,225	2,016
Resort amenities and other	4,315	5,473
Selling and marketing	792	1,809
General and administrative	6,271	8,602
Depreciation	3,390	4,778
Impairment — long-lived assets	921	2,547
Pension and other postretirement expense	1,157	(838)
Gain on asset dispositions	(1,263)	(3,159)
Total Operating Costs and Expenses	21,824	27,384

Operating Loss	(7,282)	(4,329)
Interest expense	(2,429)	(7,391)
Interest income	27	44
Loss from Continuing Operations Before Income Taxes	(9,684)	(11,676)
Income Tax Benefit	(134)	(251)
Loss from Continuing Operations	(9,550)	(11,425)

Income from Discontinued Operations net of income tax benefit of $211 and $0	14,628	36,177
NET INCOME	5,078	24,752
Pension Benefit Adjustment net of income taxes of $0	(6,675)	(12,220)
COMPREHENSIVE INCOME (LOSS)	$(1,597)	$12,532

NET INCOME (LOSS) PER COMMON SHARE —BASIC AND DILUTED
Continuing Operations	$(0.52)	$(0.92)
Discontinued Operations	0.79	2.91
Net Income	$0.27	$1.99